Exhibit 10.2

[DATE]

Mr./Ms. [NAME]

[ADDRESS]

Re:	Director Offer Letter

Dear Mr./Ms. [NAME],

Starrygazey Inc., a British Virgin Islands company (the “Company”), is pleased to offer you a position as a director of the Company, being member of the board of directors of the Company (the “Board”). We believe your background and experience will be a significant asset to the Company and we look forward to your participation on the Board. Should you choose to accept this position, this letter agreement (this “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you agree to provide to the Company.

1. Term. This Agreement is effective upon your acceptance and signature below. Your term as a director shall commence upon you being elected as a director of the Company. Subject to the Company’s memorandum and articles of association, as may be amended and restated from time to time (the “Memorandum and Articles”), and the provisions in Section 8 below, your term shall continue until your successor is duly elected and qualified. The position shall be up for re-election each year at the annual shareholder’s meeting of the Company, and upon re-election, the terms and provisions of this Agreement shall remain in full force and effect.

2. Services. You shall render services as a member of the Board and the Board committees set forth on Schedule A attached hereto (hereinafter your “Duties”). During the term of this Agreement, you shall attend and participate in such number of meetings of the Board and of the Board committee(s) of which you are a member as regularly or specially called. You may attend and participate at each such meeting via teleconference, video conference, or in person. You shall consult with the other members of the Board and Board committee(s) as necessary via telephone, electronic mail, or other forms of correspondence.

3. Compensation. As compensation for serving on the Board, you will receive the compensation set forth on Schedule B attached hereto (hereinafter, the “Compensation”) during your term as a director. You shall be reimbursed for reasonable and approved expenses incurred by you in connection with the performance of your Duties.

4. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

5. Confidential Information; Non-Disclosure. In consideration of your access to certain Confidential Information (as defined below) of the Company, and in connection with your business relationship with the Company, you hereby represent and agree as follows:

a. Definition. For purposes of this Agreement the term “Confidential Information” includes:

i. Any information which the Company or its subsidiaries possesses that has been created, discovered, or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; or

ii. Any information which is related to the business or affairs of the Company or its subsidiaries and is generally not known by non-Company personnel.

iii. without limitation, trade secrets and any information concerning services provided, or business engaged in, by the Company or its subsidiaries, concepts, ideas, improvements, techniques, methods, research, data, know-how, software, formats, marketing plans, general analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b. Exclusions. Notwithstanding the foregoing, the term “Confidential Information” shall not include:

i. Any information which becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

ii. Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

iii. Information known by you prior to receipt of such information from the Company, which prior knowledge can be proven with documentary evidence.

c. Documents. You agree that, without the express prior written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines, or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. You shall promptly return any such documents or items, along with any reproductions or copies, to the Company upon the earliest of the Company’s demand, termination of this Agreement, or your termination or Resignation, as defined in Section 8 herein.

d. Confidentiality. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement.

e. Ownership. You agree that the Company shall own all right, title, and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas, and information made or conceived or reduced to practice, in whole or in part, by you during the term of this Agreement and that arise out of your Duties (collectively, “Inventions”) and you will promptly disclose and provide all Inventions to the Company. You agree to assist the Company, at its expense, to further evidence, record and perfect such assignments or conveyances as may be necessary in respect hereof, and to perfect, obtain, maintain, enforce, and defend any rights assigned or otherwise conveyed.

6. Non-Competition. You agree and undertake that you will not, so long as you are a member of the Board and for a period of 12 months  following termination of this Agreement for whatever reason, directly or indirectly as owner, partner, joint venturer, shareholder, employee, broker, agent principal, corporate officer, director, licensor, or in any other capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities involving services or products which compete, directly or indirectly, with the services or products provided or proposed to be provided or business engaged or to be engaged in, by the Company or its subsidiaries or affiliates in Hong Kong; provided, however, that you may own securities of any public corporation which is engaged in such business but in an amount not to exceed at any one time, one percent of any class of stock or securities of such company, and so long as you have no active role in the publicly owned company as director, employee, consultant, or otherwise.

7. Non-Solicitation. So long as you are a member of the Board and for a period of 12 months  thereafter, you shall not directly or indirectly (a) solicit for employment any individual who was an employee of the Company or its subsidiaries during your tenure and (b) take any action which interferes with or disrupts or may interfere with or disrupt the business of the Company or its subsidiaries, including, but not limited to, solicitation of any of the then current clients, customers or suppliers of the Company or its subsidiaries,

8. Termination and Resignation. Your membership on the Board may be terminated for any or no reason by an ordinary resolution, as defined in the Memorandum and Articles. Your membership on the Board or on any Board committee shall be terminated if you are absent from three consecutive meetings of the Board without special leave of absence, become bankrupt or make any arrangement or composition with creditors, are found to be or becomes of unsound mind, are prohibited by law from acting as a director, or are subject to any other conditions as specified in the Articles. Your membership on any Board committee will be terminated on the same effective date when your membership on the Board is terminated. You may also terminate your membership on the Board or on any Board committee for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of Resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will be subject to the Company’s obligations to pay you any compensation (including the vested portion of the securities of the Company) that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation. Any securities of the Company that have not vested as of the effective date of such termination or Resignation shall be forfeited and cancelled.

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9. Governing Law. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the laws of Hong Kong without regard to conflict of laws provisions therein.

10. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed and delivered by facsimile, or electronically in portable document format (.pdf) and upon such delivery, the facsimile or electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

11. Indemnification. The Company shall, to the maximum extent provided under applicable law and the Articles, indemnify and hold you harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements, and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, your performance of your Duties, other than any such Losses incurred as a result of your negligence, fraud, bad faith, or willful misconduct. The Company shall advance to you any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by you in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on your behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that you are not entitled to be indemnified by the Company.

12. Not an Employment Agreement. This Agreement is not an employment agreement, and shall not be construed or interpreted to create any right for you as an employee of the Company.

13. Acknowledgement. You accept this Agreement subject to all the terms and provisions of this Agreement. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Board of the Company of any questions arising under this Agreement. You further declares and acknowledges that while the restrictions contained in this Agreement are considered by you to be reasonable in all the circumstances, it is recognized that restrictions of the nature in question may fail for technical reasons unforeseen and accordingly you hereby agrees and declares that if any such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company but would be valid if part of the wordings thereof were deleted or the periods (if any) thereof were reduced, the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

[Signature Page Follows]

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This Agreement has been executed and delivered by the undersigned and is made effective as of the date first set forth above.

Sincerely,

Starrygazey Inc.

By:	Ka Chun (Matthew) Wong
Title:	Director and Chief Executive Officer

AGREED AND ACCEPTED:

By:	[NAME]

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Schedule A

The Director is offered to serve on the following Board committee(s):

Committee	Title
Audit Committee
Nominating and Corporate Governance Committee
Compensation Committee

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Schedule B

Compensation

During your term as a member of the Board, you will receive cash compensation in the amount of US$[●] per year, which shall be paid to you in arrears quarterly at the end of each calendar quarter. In case of service rendered for an incomplete quarter, a prorated amount of compensation.

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